                                                                    EXHIBIT 10.8



                                    March 24, 1999

Robert J. Rudy
14215 NW Whistler Lane
Portland, OR 97229

Dear Bob:

     I am pleased to offer you a position with ZapMe! Corporation (the "Company") as Vice-President of Operations, commencing April 12th, 1999. You will report to Frank Vigil, President & COO.

     As Vice-President of Operations, an exempt position, you will receive a monthly salary of $9,166.67 which will be paid semi-monthly in accordance with the Company's normal payroll procedures. You also will be entitled to participate in the Company's Employee Bonus Program. The Employee Bonus Program is designed to reward all Company employees based on the Company achieving certain annual operating and financial goals set by management. You will be eligible to receive the Employee Bonus provided that you are a full-time employee of the Company on December 31, 1999, and will have an annual Employee Bonus target of $30,000 in 1999. If the Company exceeds the annual operating and financial goals set by management, you will receive a bonus in excess of $30,000; conversely, if the Company does not meet these operating and financial goals, you may receive a bonus that is less than $30,000. The Employee Bonus is paid on or about February 15 of the following year.

     As a Company employee, you are also eligible to receive certain employee benefits, including medical and dental insurance benefits which will be available to you on the first day of the month following your first 60 days of employment. Both a PPO and HMO are available, and the Company pays 90% of the cost of either plan you choose. In light of the added benefits available to you under the insurance benefits program in which you participated with your prior employer, the Company agrees to reimburse you for up to $500 per month in fees you may be required to pay to continue your and your families' participation under that plan. The Company's obligation to so reimburse you shall discontinue on the earlier of September 30, 2000 or the adoption by the Company of insurance programs comparable to those of your prior employer. The Company will also make available to you to $50,000 company paid life insurance benefit. The Company will also provide you with term life insurance with a death benefit of $500,000. In addition, the Company shall have in place, within sixty (60) days after the date of this letter, a long-term disability insurance policy for executive level employees.

Robert J. Rudy
March 24, 1999
Page 2

     You will also be entitled to vacation time in accordance with the Company's policy, which is that you will receive three weeks vacation per year for your first ten years of employment and four weeks per year thereafter. The Company believes that vacations are a vital factor in pursuing a balanced lifestyle. Accordingly, the Company expects that you will use vacation days in the year earned. In no event will you accrue more than one and one-half times your annual vacation time.

     In addition, and subject to the approval of the Company's Board of Directors, you will receive an option to purchase 180,000 shares of the Company's Common Stock (the "Option"). The per share exercise price of the Option will be determined by the Board of Directors, based on the fair market value of a share of the Company's Common Stock on the date the option is granted to you by the Board of Directors. The Option will vest as to one-third of the shares subject thereto on each of your first, second and third anniversary of employment.

     As a Company employee, you will be expected to abide by the Company's rules and regulations, including the Company's Employee Handbook, and to sign and comply with the Confidential Information, Invention Assignment and Terms of Employment Agreement (a copy of which is enclosed herewith) that prohibits unauthorized use or disclosure of the Company's proprietary information. You must execute and return the Confidential Information, Invention Assignment and Terms of Employment Agreement prior to your commencing employment with the Company.

     For purposes of federal immigration law, you will be required to provide the Company with documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

     You should be aware that your employment with ZapMe! constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause or advance notice. This at will employment relationship may not be changed except in a writing signed by an executive officer of the Company. Notwithstanding the foregoing, the Company and you agree that, with respect to termination of your employment with the Company, each will abide by the terms, conditions and procedures set forth in the Termination and Certain Consequences of Termination Policy attached as APPENDIX A.

     Of course, the terms of this offer may not be modified or amended except by a written agreement executed by you and either the Chief Executive Officer or President of the Company, and shall, together with such other written agreements you and the Company may enter in connection with your employment, constitute the entire agreement between you and the Company relating to the terms of your employment, and supersedes and any other employment agreements or promises made to you by anyone whether oral or written.

Robert J. Rudy
March 24, 1999
Page 3

     To indicate your acceptance of the Company's offer, please sign and date this letter and return it to the undersigned. A duplicate is enclosed for your records.

                              Very truly yours,


                              /s/ Lance Mortensen        /s/ Frank Vigil

                              Lance Mortensen            Frank Vigil
                              Chairman & CEO             President & COO


cc:  Bruce Bower

Enclosures

ACCEPTED AND AGREED:


/s/ Robert J. Rudy
-------------------
Robert J. Rudy

Robert J. Rudy
March 24, 1999
Page 4

                                      APPENDIX A

     Section 1.     TERMINATION. Your employment hereunder shall terminate:

          (a) FOR CAUSE. For "Cause," immediately upon written notice satisfying the requirements of section 1(d) given by the Company to you in accordance with section 1(e). For purposes of this APPENDIX A, the term "Cause" shall mean any one or more of the following, as determined by the Board:

                (i) You shall have committed an act of misappropriation. embezzlement, intentional fraud, or similar conduct with respect to the Company's business, or exercised willful misconduct or gross negligence in the performance of your duties and execution of your responsibilities as an employee; or

                (ii) You shall have been convicted by a court of competent jurisdiction of, or pleaded guilty or NOLO CONTENDERE to, a misdemeanor involving moral turpitude or any felony; or

                (iii) You shall have materially breached any one or more provisions of the terms of your employment and such breach shall have continued for a period of ten (10) days after written notice to you specifying the breach in reasonable detail; or

                (iv) You shall fail to devote your work efforts exclusively to the Company; or

                (v) You shall have refused to obey any lawful and ethical resolution or direction of the Board or the Company's Chief Executive Officer, President or duly authorized executive officer, and such refusal shall have continued for a period of five (5) days after written notice to you specifying such refusal in reasonable detail.

          Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you notice to that effect in writing executed by not less than two of the following executive officers of the Company: Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer and/or General Counsel.

          (b) RESIGNATION FOR GOOD REASON. By you for "Good Reason," meaning either (i) a material breach of the terms of your employment by the Company as expressed herein, which breach shall have continued for a period of ten (10) days after written notice by you to the Company specifying the breach in reasonable detail, or (ii) a material reduction in your duties and responsibilities from those you are assuming as Vice President Operations.

          (c) VOLUNTARY TERMINATION. Immediately upon written notice by you to the Company.

Robert J. Rudy
March 24, 1999
Page 5

          (d)   NOTICE OF TERMINATION. Any termination by the Company for
Cause, or by you for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 1(e) of this APPENDIX
A. For purposes of this Section 1(d), a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this APPENDIX A relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated and (iii) specifies the termination date (which date, in the case of termination for Good Reason, shall be not more than thirty (30) days after the giving of such notice). The failure by you or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of you or the Company, respectively, hereunder or preclude you or the Company, respectively. from asserting such fact or circumstance in enforcing your or the Company's rights hereunder.

          (e) NOTICES. All notices and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid, to the other party at the address sent forth below:

          If to the Company, to:             Mr. Lance Mortensen
                                             3000 Executive Parkway, Suite 150
                                             San Ramon, CA 94583

          If to you, to:                     Mr. Robert J. Rudy
                                             14215 NW Whistler Lane
                                             Portland, OR 97229

Any such notice shall be effective (i) if delivered personally, when received,
(ii) if sent by overnight courier, when receipted for, and (iii) if mailed, five
(5) days after mailing.

     Section 2.  CERTAIN CONSEQUENCES OF TERMINATION.

          (a) FOR CAUSE OR RESIGNATION WITHOUT GOOD REASON. If employment shall be terminated by the Company for Cause pursuant to Section 1(a) or by your Voluntary Resignation pursuant to Section 1(c), the Company shall pay you your Base Salary and shall provide any benefits you may then be receiving only through the date of termination, including but not limited to vesting under the Option or participation under the Company's Employee Bonus Program, and with no liability of the Company of any kind to accrue on account of such termination. No compensation or benefits will continue to accrue or be owing in respect of any period after the effective date of termination.

          (b) WITHOUT CAUSE OR FOR GOOD REASON. If employment shall be terminated by the Company without Cause or by you for Good Reason, the Company shall pay you your Base Salary through the date of termination and a severance payment, paid as provided for below, equal to your Base Salary for six months from the date of termination. All of the foregoing payments of Base Salary shall be payable in accordance with the Company's standard payroll schedule. The Company shall also continue to provide the non-cash benefits that you are receiving at the time of your termination for a period of six months from the date of termination

Robert J. Rudy
March 24, 1999
Page 6

to the extent you are not entitled to similar coverage under the plan of another employer. In addition, you shall be entitled to receive a pro rata portion of any cash bonus you would have earned in the Company's Employee Bonus Program (payable in accordance with and subject to the terms and conditions of the Company's Employee Bonus Program schedule) had you not been terminated without Cause or Good Reason. The Company also will accelerate the vesting of the Option as to the lesser of (i) 30,000 shares or (ii) the balance of unvested shares under the Option, in addition to any other vesting you shall then have achieved under the Option.

          (c) DEATH OR DISABILITY. If employment shall be terminated by the death or disability of you, the Company shall pay you or your estate your Base Salary through the date of such termination. You and/or your estate shall be entitled to receive a pro rata portion of any cash bonus you would have earned in the Company's Employee Bonus Program (payable in accordance with and subject to the terms and conditions of the Company's Employee Bonus Program schedule) through the date of termination.